UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2011

LA CORTEZ ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-138465	20-5157768
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

Calle 67 #7-35, Oficina 409
Bogotá, Colombia	N/A
(Address of principal executive offices)	(Zip code)

(941) 870-5433
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  Item 8.01 Other Events.

As previously reported, on April 25, 2011, our Chairman of the Board and Interim Chief Financial Officer, Nadine C. Smith, entered into a “Rule 10b5-1 Plan” to purchase shares of our common stock (the “April Plan”).  The April Plan called for Ms. Smith to purchase up to 20,000 shares of our common stock per week at the prevailing market price (subject to a limit of $2.00 per share) over a period of up to twelve weeks, until a maximum of $200,000 worth of shares had been purchased.  The purchases under the April Plan were intended be carried out within the safe-harbor requirements of Rule 10b-18 under the Securities Exchange Act of 1934, as amended, relating to purchases of an issuer’s securities by the issuer or certain affiliates of the issuer.  The timing, volume, price and other limitations under Rule 10b-18 limited the number of shares purchased by Ms. Smith in any given week.  Under the April Plan, Ms. Smith purchased a total of 34,700 shares of our common stock for an aggregate purchase price of $21,803.

ON July 28, 2011, Ms. Smith entered into a new “Rule 10b5-1 Plan” to purchase shares of our common stock (the “August Plan”).  The August Plan calls for Ms. Smith to purchase additional shares of our common stock daily, commencing on August 1, 2011, at the prevailing market price (subject to a limit of $2.00 per share) over a period of up to twelve weeks, until a maximum of $ 175,000 worth of shares has been purchased.  The purchases under the August Plan are intended be carried out within the safe-harbor requirements of Rule 10b-18.  The timing, volume, price and other limitations under Rule 10b-18 may limit the number of shares purchased by Ms. Smith in any given week.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LA CORTEZ ENERGY, INC.

Date	August 3, 2011	By:	/s/ Andres Gutierrez Rivera
Andres Gutierrez Rivera
President and Chief Executive Officer